Exhibit 5.1

January 31, 2023

Cadiz Inc.

550 S. Hope Street, Suite 2850

Los Angeles, CA 90071

Re: Cadiz Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Cadiz Inc., a Delaware corporation (the “Company”), of up to an aggregate of 10,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-257159) (the “Registration Statement”), which was originally filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (“SEC”) on June 17, 2021, the base prospectus dated June 25, 2021 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares dated January 30, 2023 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through B. Riley Securities, Inc. (the “Agent”) pursuant to a Placement Agent Agreement by and among the Company, the Agent and Northland Securities, Inc. (the “Placement Agent Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware as currently in effect.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated January 31, 2023, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law

1840 Century Park East | Suite 1900 | Los Angeles, California 90067-2121 | T +1 310.586.7700 | F +1 310.586.7800

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